Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated July 11, 2022, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-1A, File No. 333-264194) of Touchstone ETF Trust (the “Registration Statement”).

We also consent to the use of our report dated July 8, 2022, with respect to the financial statement of Touchstone Ultra Short Income ETF, one of the funds constituting Touchstone ETF Trust, as of July 1, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
July 8, 2022